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                                                                    Exhibit 3.13


CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
PRICE PUBLISHING CORPORATION
(a New York Corporation)

Under Section 805 of the New York Business Corporation Law.


The undersigned, being the President and the sole Director of Price Publishing Corporation, (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is Price Publishing Corporation.

2. The Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on May 22, 1985.

3. The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation to be: "PPC Publishing Corporation"; and accordingly, paragraph FIRST of the Certificate of Incorporation is stricken in its entirety and replaced with the following:

   FIRST:  The name of the Corporation is PPC Publishing  Corporation.

4. This Amendment of the Certificate of Incorporation of the Corporation was authorized by the unanimous written consent of the board of directors and the sole shareholder of all outstanding shares entitled to vote on any amendment to the Certificate of Incorporation.

IN WITNESS WHEREOF, this Certificate of Amendment has been subscribed this 30th day of November, 1993, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.



/s/ Robert Price
---------------------------
Robert Price, President
And Sole-Shareholder